EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is made and entered into as of April 16, 2012, by and between Consolidated-Tomoka Land Co., a Florida corporation (the “Company”), and Mark E. Patten (the “Executive”).

BACKGROUND

The Company desires to employ the Executive as the Company’s Senior Vice President and Chief Financial Officer, and the Executive desires to accept employment with the Company, on the terms and conditions set forth below.

TERMS

1.	Employment

a.
General.  The Executive agrees to accept employment with the Company, and one or more of the Company’s subsidiary corporations, to render the services specified in this Agreement subject to the terms and conditions of this Agreement.  All compensation paid to the Executive by the Company or any subsidiary of the Company, and all benefits and perquisites received by the Executive from the Company or any of its subsidiaries, will be aggregated in determining whether the Executive has received the compensation and benefits provided for herein.

b.
Duration.  This Agreement is effective on the date it is fully executed and has no specific expiration date.  Unless terminated by agreement of the parties, this Agreement will govern the Executive’s continued employment by the Company until such employment terminates.

2.	Duties.

a.
General Duties.  Beginning on April 16, 2012, the Executive shall serve as Senior Vice President and Chief Financial Officer of the Company, with duties and responsibilities that are customary for such executive as directed by the President and Chief Executive Officer of the Company, subject to approval of the Board of Directors of the Company (the “Board”).

b.
Full Time Employment.  The Executive agrees to devote his full time and best efforts to the successful functioning of the Company and agrees that he will faithfully and industriously perform all the duties pertaining to his office and position as Senior Vice President and Chief Financial Officer in accordance with the policies established by the President and Chief Executive Officer of the Company from time to time, to the best of his ability, experience and talent and in a manner satisfactory to the Company.  Further, the Executive shall devote his full business time and energy to the business, affairs and interests of the Company and its subsidiaries, and matters related thereto.  It is understood that the principal location of employment with the Company shall be at Company’s headquarters in Daytona Beach, Florida, and that in the course of his employment the Executive will become active in the Daytona Beach, Florida, community.  The Executive shall maintain his primary residence within a radius of seventy-five miles of Daytona Beach, Florida.

c.
Certain Permissible Activities. The Executive may also make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Company so long as such activities and service do not interfere or conflict with the performance of his duties under this Agreement or require a substantial time commitment.  The Executive acknowledges that he shall be subject to the Consolidated-Tomoka Land Co. Code of Business Conduct and Ethics, including the provisions with respect to corporate opportunities.

3.	Compensation and Expenses.

a.	Base Salary. The Executive will be paid a base salary at an annual rate of $200,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices as in effect from time to time.

b.
Performance Bonus.  For each fiscal year ending during his employment, the Executive will be eligible to earn an annual bonus (which shall be pro-rated for the fiscal year ending December 31, 2012 based on the number of months worked during such year), payable in accordance with the Company’s customary bonus and payroll practices as in effect from time to time.  The annual bonus will vary between zero and 50% of the Executive’s Base Salary.  The annual bonus payable will be determined by the Board, based on the attainment of corporate and individual performance goals as determined by the Board.

c.
Equity Awards. Effective on April 16, 2012, the Company will grant to the Executive: (i) non-qualified options to purchase 10,000 shares of Company common stock under the Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan (the “2010 Plan”) with an exercise price per share equal to the “Fair Market Value” (as defined in the 2010 Plan) on the Grant Date (as defined in the award agreement attached hereto as Exhibit A), and subject to time vesting of three years and vesting upon a “Change in Control” (as defined in the 2010 Plan); and (ii) a grant of 17,000 shares of restricted Company common stock under the 2010 Plan, where increments of shares will vest in full upon the price per share of Company common stock meeting or exceeding target trailing 60-day average closing prices as set forth in the award agreement attached hereto as Exhibit B.  Each award will be granted on the Executive’s first date of employment with the Company and will be memorialized in (and subject to the terms of) the award agreements attached hereto as Exhibits A and B.

d.
Expenses.  In addition to any compensation paid to the Executive pursuant to Section 3, the Company will reimburse, or advance funds to, the Executive for all reasonable, ordinary and necessary travel or entertainment expenses incurred by him in the course of his performances of his duties as an executive officer of the Company during the term of his employment in accordance with the Company’s then-current policy.  The Executive acknowledges that such expenses will not include the expense incurred for the Executive’s daily commute to and from the Company’s headquarters.

e.
Clawback.  Notwithstanding anything to the contrary in this Agreement, all incentive-based compensation payable under this Agreement shall be subject to any clawback policy adopted by the Company from time to time in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act if and to the extent applicable to the Company.

4.
Benefits.  In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 of this Agreement, during the term of his employment the Executive is eligible to participate in any retirement plan, insurance or other employee benefit plan that is maintained at that time by the Company for its senior executive employees, including programs of life, disability, medical and dental insurance, subject to the provisions of such plans and applicable law.

5.	Termination.

a.
Termination for Cause.  The Company may terminate the Executive’s employment pursuant to this Agreement at any time for Cause and the termination will become effective immediately at the time the Company provides written notice to the Executive.  If the Company decides to terminate the Executive’s employment under this Agreement for Cause, the Company will have no further obligations to make any payments to the Executive under this Agreement, except that the Executive will receive any unpaid accrued Base Salary through the date of termination of employment.  Upon termination for Cause, the Executive will not be entitled to any annual bonus payments other than those becoming due and payable prior to the termination date.  For purposes of this Agreement, the term “Cause” will mean:

(i)
The Executive’s arrest or conviction for, plea of nolo contendere to, or admission of the commission of, any act of fraud, misappropriation, or embezzlement, or a criminal felony involving dishonesty or moral turpitude;

(ii)
A breach by the Executive of any material provision of this Agreement, provided that the Executive is given reasonable notice of, and a reasonable opportunity to cure within thirty days of such notice (if such breach is curable), any such breach;

(iii)	Any act or intentional omission by the Executive involving dishonesty or moral turpitude;

(iv)
The Executive’s material failure to adequately perform his duties and responsibilities as such duties and responsibilities are, from time to time, in the Company’s discretion, determined and after reasonable notice of, and a reasonable opportunity to cure within thirty days of such notice (if such breach is curable), any such breach; or

(v)	Any intentional independent act by the Executive that would cause the Company significant reputational injury.

b.
Death or Disability.  This Agreement and the Company’s obligations under this Agreement will terminate upon the death or total disability of the Executive.  For purposes of this Section 5.b, “total disability” means that for a period of six consecutive months the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity as determined by an independent physician mutually acceptable to the Company and the Executive.  If the Agreement terminates due to the death or disability of the Executive, the Company will pay the Executive or his legal representative any unpaid accrued Base Salary through the date of termination of employment (or, if terminated as a result of a disability, until the date upon which any disability policy maintained pursuant to Section 4 begins payment of benefits) plus any other compensation that may be earned and unpaid.

c.
Voluntary Termination.  The Executive may elect to terminate this Agreement by delivering written notice to the Company sixty days prior to the date on which termination is elected; provided, however, that in the event of such termination, the Company may elect to accelerate the date of such termination to an earlier date if it so elects.  If the Executive voluntarily terminates his employment the Company will have no further obligations to make payments under this Agreement, except that the Company will pay to the Executive any unpaid accrued Base Salary through the date of termination of employment.  The Executive will not be entitled to any annual bonus payments other than those earned or becoming due and payable prior to the voluntary termination date.

d.
Termination Without Cause.  If the Executive’s employment is terminated for any reason other than by death, disability, for Cause, or due to the Executive’s voluntary resignation of employment, the Company will have no further obligation to make payments under this Agreement, except (i) to the extent set forth in the award agreement attached hereto as Exhibit B with respect to the restricted Company common stock and (ii) to the extent set forth in Section 6 below.

e.
Compliance with Section 409A.  With respect to to the payments provided by this Agreement upon termination of the Executive’s employment (the “Cash Severance Amount”), the Executive's employment shall be treated as terminated if the termination meets the definition of “separation from service” as set forth in Treasury Regulation Section 1.409A-1(h)(l).  Notwithstanding anything to the contrary contained in this Agreement, if (a) the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), and (b) any portion of the Cash Severance Amount does not qualify for exemption from Section 409A of the Code under the short-term deferral exception to deferred compensation of Treasury Regulation Section 1.409A-1(b)(4) or any other basis for exemption under Treasury Regulation Section 1.409A,  then, to the extent necessary to avoid the imposition of additional income taxes or penalties or interest on the Executive under Section 409A of the Code, payments of such amounts that are not exempt from Section 409A of the Code shall be made in accordance with the terms of this Agreement, but in no event earlier than the first to occur of (i) the day after the six-month anniversary of the Executive's termination of employment, or (ii) the Executive's death. Any payments delayed pursuant to the prior sentence shall be made in a lump sum on the first day of the seventh month following the date of termination of the Executive's employment, and the Company will pay the remainder of such payments, if any, on and after the first day of the seventh month following the date of termination of the Executive’s employment at the time(s) and in the form(s) provided by the applicable section(s) of this Agreement. Each payment of the Cash Severance Amount shall be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code.

f.
Compliance with Section 280G. If any payment or benefit due to the Executive from the Company or its subsidiaries or affiliates, whether under this Agreement or otherwise, would (if paid or provided) constitute an Excess Parachute Payment (as such term is used in Section 280G(b)(i) of the Code), then notwithstanding any other provision of this Agreement or any other commitment of the Company, that payment or benefit will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code.  The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Company, in good faith and in its sole discretion.  If multiple payments or benefits are subject to reduction under this Section 5.f, such payments or benefits will be reduced in the order that maximizes the Executive’s economic position (as determined by the Company in good faith, in its sole discretion).  If, notwithstanding the initial application of this Section 5.f, the Internal Revenue Service determines that any payment or benefit provided to the Executive constituted an Excess Parachute Payment, this Section 5.f will be reapplied based on the Internal Revenue Service’s determination and the Executive will be required to promptly repay to the Company any amount in excess of the payment limit of this Section 5.f.

g.
Return of Company Property.  Upon the termination of the Executive’s employment with the Company, the Executive shall leave with or promptly return to the Company all originals and copies of any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing proprietary information, or other materials or property of any kind belonging to the Company (including keys and other tangible personal property of the Company), then in the Executive’s possession, whether prepared by the Executive or by others.

h.
Competition with the Company.  The Executive covenants and agrees that the Executive will not, directly or indirectly (whether as a sole proprietor, partner, director, officer, employee or in any other capacity as principal), during the one year period following the voluntary termination of his employment or the termination of his employment by the Company for Cause, compete with the Company within the scope of the Company’s business of real estate development in the Volusia County, Florida, area.

6.	Change in Control

a.
For the purposes of this Agreement, a “Change in Control” means any of the following events: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, (the “Exchange Act”)) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”); or (ii) approval by the shareholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

b.
The Company and the Executive agree that, if the Executive is in the employ of the Company on the date on which a Change in Control occurs (the “Change in Control Date”), the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change in Control Date and ending on the termination of his employment, to exercise such authority and perform such executive duties (including assistance in any transition matters designated by the Chief Executive Officer following such Change in Control) as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change in Control Date.

c.
After the Change in Control Date, the Company will (i) continue to honor the terms of this Agreement, including as to Base Salary and other compensation set forth in Section 3, and (ii) continue employee benefits as set forth in Section 4 at levels in effect on the Change in Control Date (but subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits).

d.
If after the Change in Control Date, (i) the Executive’s employment is terminated by the Company other than for Cause (as defined in Section 5.a above), or (ii) the Executive voluntarily terminates employment for Good Reason (as defined below), then the Executive will receive separation pay in an amount equal to 100% of then-current Base Salary in one lump sum payment on the forty-fifth day after the date of termination of the Executive's employment, which shall be conditioned upon the delivery by the Executive of a release of claims reasonably acceptable to the Company that shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.  “Good Reason” shall mean a material reduction in the Executive’s compensation or employment related benefits, or a material change in the Executive’s status, working conditions or management responsibilities. The Executive's termination of employment will not constitute a termination for Good Reason unless the Executive first provides written notice to the Company of the existence of the Good Reason within sixty days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than thirty days following such written notice of the Good Reason from the Executive to the Company, and the effective date of the Executive’s termination of employment is within one year following the effective date of the occurrence of the Good Reason.

7.
Assignability. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign will acquire all or substantially all of the assets and business of the Company.  The Executive’s rights and obligations under this Agreement may not be assigned or alienated and any attempt to do so by the Executive will be void and constitute a material breach hereunder.

8.
Non-Coercion.  The Executive represents and agrees that the Executive has not been pressured, misled, or induced to enter into this Agreement based upon any representation by the Company or its agents not contained herein.  The Executive represents that he has entered into this Agreement voluntarily, and after having the opportunity to consult with representatives of his own choosing and that his/her agreement is freely given.

9.
Severability.   The provisions of this Agreement constitute independent and separable covenants which shall survive termination of employment or expiration of this Agreement.  Any section, paragraph, phrase or other provision of this Agreement that is determined by a court of competent jurisdiction to be unconscionable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unconscionable or in conflict with or, if that is not possible, then it shall be deemed omitted from this Agreement.  The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

10.	Prior Employment Agreements. The Executive represents that he has not executed any agreement with any previous employer which may impose restrictions on his employment with the Company.

11.	Notice. Notices given pursuant to the provisions of this Agreement will be sent by certified mail, postage prepaid, by overnight courier or facsimile to the following addresses:

If to the Company:

Consolidated-Tomoka Land Co.
1530 Cornerstone Boulevard, Suite 100
Daytona Beach, FL 32117
Fax:

If to the Executive:

Mark E. Patten
6240 Donegal Drive
Orlando, FL 32819
Fax:

Either party may, from time to time, designate any other address to which any such notice to it or him will be sent.  Any such notice will be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.

12.	Miscellaneous.

a.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Florida.

b.	Venue. Any action filed to enforce this Agreement will be filed in Volusia County, Florida or the United States District Court for the Middle District of Florida.

c.
Waiver/Amendment.  The waiver by any party to this Agreement of a breach of any provision hereof by any other party will not be construed as a waiver of any subsequent breach by any party.  No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

d.	Attorney’s Fees. In the event any action is commenced to enforce any provision of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, costs, and expenses.

e.
Disputes.  Nothing in this Section 12.e shall preclude a party from initiating an action for temporary injunctive relief to temporarily enjoin any conduct threatening imminent and irreparable injury.  In all other circumstances in which a dispute arises hereafter between the parties, the parties agree to resolve all disputes through final and binding arbitration in Volusia County, Florida, by a single arbitrator in accordance with the Rules of the American Arbitration Association. The parties hereby expressly waive any and all right to a trial by jury with respect to any action, proceeding or other litigation resulting from or involving the enforcement of this Agreement or any other matter relating to the Executive’s employment.

f.
Entire Agreement.  This Agreement has been subject to substantial negotiations between the parties and thus represents the joint product of those negotiations between the parties and supersedes all previous understandings or agreements, whether written or oral.  Any uncertainty or ambiguity shall not be construed for or against any other party based on attribution of any drafting to any party.  Furthermore, this Agreement represents the entire agreement between the parties and shall not be subject to modification or amendment by an oral representation, or any other written statement by either party, except for a dated written amendment to this Agreement signed by the Executive and an authorized representative of the Company.

g.	Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding to the extent required by applicable law.

h.	Counterparts. This Agreement may be executed in counterparts, all of which will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

EXECUTIVE:

                                                                                                        By: /s/ Mark E. Patten
Mark E. Patten

COMPANY:

Consolidated-Tomoka Land Co.,
a Florida corporation

By: /s/ John P. Albright
Name:  John P. Albright
Title:    President and Chief Executive Officer

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